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As filed with the Securities and Exchange Commission on April 12, 2004

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
Under
The Securities Act of 1933

AVOCENT CORPORATION
(Exact name of Registrant as specified in its charter)

DELAWARE	91-2032368
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)
4991 Corporate Drive Huntsville, Alabama 35805 (256) 430-4000 (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

SAMUEL F. SARACINO, ESQ.
SENIOR VICE PRESIDENT OF LEGAL AND
CORPORATE AFFAIRS,
GENERAL COUNSEL AND SECRETARY
9911 WILLOWS ROAD N.E.
REDMOND, WASHINGTON 98052
(425) 861-5858
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
PATRICK J. SCHULTHEIS, ESQ.
DREW G. MARKHAM, ESQ.
WILSON SONSINI GOODRICH & ROSATI
Professional Corporation
5300 Carillon Point
Kirkland, Washington 98033-7356

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☒

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee

Common Stock, $0.001 par value	1,366,639	$37.45	$51,180,630.55	$6,484.59

(1)
Estimated solely for the purpose of computing the amount of the registration fee, based on the average high and low trading price of the Common Stock reported on the Nasdaq National Market on April 8, 2004 in accordance with Rule 457(c) under the Securities Act of 1933.

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholders named herein may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and the selling stockholders are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion April 12, 2004

PROSPECTUS

1,366,639 Shares

AVOCENT CORPORATION

Common Stock
($0.001 par value)

        In connection with our acquisitions of Soronti, Inc., Crystal Link Technologies, Inc., and OSA Technologies, Inc., we issued an aggregate of 1,366,639 shares to the former stockholders of such companies. This prospectus may be used by the former stockholders of Soronti, Crystal Link, and OSA to resell shares of our common stock issued to them in the acquisitions.

        The prices at which such stockholders may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions. We will not receive any of the proceeds from the sale of the shares. This public offering is not being underwritten.

        Our common stock is traded on the Nasdaq National Market under the symbol "AVCT." On April 8, 2004, the last reported sale price for our common stock on the Nasdaq National Market was $37.28 per share.

        Investing in our common stock involves risks. See "Factors That May Affect Future Results" beginning at page 3 to read about certain factors you should consider before buying shares of our common stock.

        Neither the Securities and Exchange Commission nor state securities regulators have approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is                        , 2004.

        You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The selling stockholders are offering to sell, and seeking offers to buy shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock. In this prospectus, "Avocent," "we," "us," and "our" refer to Avocent Corporation, its predecessors and its consolidated subsidiaries.

WHERE YOU CAN FIND MORE INFORMATION

        Our corporate Internet address is www.avocent.com. At this website, we make available free of charge our annual report on Form 10-K, our annual proxy statement, our quarterly reports on Form 10-Q, any current reports on Form 8-K, and any amendments to these reports, as soon as reasonably practicable after we electronically file them with, or furnish them to, the Securities and Exchange Commission. The information found on our website is not part of this prospectus. In addition to our website, the SEC maintains an Internet site at www.sec.gov that contains reports, proxy and information statements, and other information regarding us and other issuers that file electronically with the SEC. You may also read and copy any materials we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements deal with our current plans, intentions, beliefs and expectations and statements of future economic performance. Statements containing terms such as "believes," "does not believe," "plans," "expects," "intends," "estimates," "anticipates" and other phrases of similar meaning are considered to contain uncertainty and are forward-looking statements.

        Forward-looking statements involve known and unknown risks and uncertainties which may cause our actual results in future periods to differ materially from what is currently anticipated. We make cautionary statements in certain sections of this prospectus, including under "Factors That May Affect Future Results." You should read these cautionary statements as being applicable to all related forward-looking statements wherever they appear in this prospectus, in the materials referred to in this prospectus, in the materials incorporated by reference into this prospectus, or in our press releases.

        No forward-looking statement is a guarantee of future performance, and you should not place undue reliance on any forward-looking statement.

AVOCENT CORPORATION

        We (meaning Avocent and its wholly-owned subsidiaries) design, manufacture, license, and sell analog and digital KVM (keyboard, video, and mouse) switching systems, serial connectivity devices, embedded manageability firmware and software, extension, and wireless extension products and technologies for the computer industry. Our executive offices are located at 4991 Corporate Drive, Huntsville, Alabama 35805, and our telephone number is (256) 430-4000.

FACTORS THAT MAY AFFECT FUTURE RESULTS

In addition to reviewing other information in this prospectus and our annual report on Form 10-K and the other documents incorporated herein by reference, you should read the following "Risk Factors," so that you understand the risks associated with an investment in our common stock. These Risk Factors may be updated from time to time as reflected in, and incorporated herein by reference to, our annual and quarterly reports filed with the SEC. You are encouraged to read such reports and consider such Risk Factors before buying shares of our common stock.

Our business is dependent upon a limited number of customers that are not obligated to continue doing business with us.

        A substantial portion of our sales is concentrated among a limited number of OEM customers. Sales to these OEMs represented approximately 46% of net sales in each of 2003, 2002, and 2001. In 2003, sales to Hewlett-Packard represented approximately 23% of our net sales, and sales to Dell represent approximately 14% of our net sales. Sales to Hewlett-Packard represented approximately 25% of our net sales in 2002 (including sales to Compaq before and after its merger with Hewlett-Packard in 2002). Sales to Dell represented approximately 11% of net sales in 2002. Sales to Compaq represented approximately 23% of net sales in 2001.

        Our OEM business is subject to risks, including:

  •
  Contract termination or reduced or delayed orders;

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  Short order cycles and difficulty in predicting sales, because our OEM customers do not have long-term commitments to purchase from us;

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  Adoption of competing products or technologies developed by third parties for the OEMs or by the OEMs' internal development teams; and

  •
  Changes in corporate ownership, financial condition, business direction, or product mix by the OEMs.

        Any of these risks could have a material adverse effect on our business, financial condition, and results of operations. We have experienced, and expect to continue to experience, pricing pressures and significant variability in orders from our OEM customers, which may in the future have a material adverse effect on our quarterly sales and operating results.

        The loss of one or more large OEM customers would materially harm our business. While we have contracts with some of our existing OEM customers, none of our OEM customers is obligated to purchase products from us except pursuant to binding purchase orders. Consequently, any OEM customer could cease doing business with us at any time. Our dependence upon a few OEMs also results in a significant concentration of credit risk, thus a substantial portion of our trade receivables outstanding from time to time may be concentrated among a limited number of customers. Similarly, at any time we may be holding a significant amount of OEM-branded products in inventory. In addition, OEM customers have longer payment cycles that increase the likelihood of aged or problem accounts receivable. The merger between Compaq and Hewlett-Packard in 2002 increased these risks. The loss of, or material decline in orders from, any of these customers could have a material adverse effect on our business, financial condition, and results of operations.

Due to the maturity of our business and uncertain global economic and political conditions, our revenue may decline or our costs may increase.

        As our business matures, it is possible that our revenue will not grow at the pace that it grew in 2003. Our future growth rates depend in part on our ability to expand sales of our existing products and technologies and to develop and market new products and technologies. With uncertain global economic and political conditions, we may not have sufficient resources to cover the significant costs involved in such an expansion. If our revenue does not increase at or above the rate that equity research analysts expect, the trading price of our common stock may decline.

        Our revenue may also suffer as a result of general economic and political conditions and instability both in the United States and in the rest of the world. Prior to 2003, there was a rapid and severe downturn in the U.S. market and global economy, and whether that trend has reversed is uncertain. In addition, there is substantial uncertainty due to recent terrorist activity, such as the terrorist attacks in the United States on September 11, 2001, and the recent and current military activity in Afghanistan, Iraq, and the Middle East. Additional terrorist acts or acts of war could cause damage or disruption to us or to our suppliers and our customers. Fears of global recession, war, and acts of terrorism could dampen consumer confidence and cause our customers to slow or cease spending for our products and technologies. In addition, our ability to manage our supply and delivery logistics could be severely hampered by significant disruptions of domestic and international shipments caused by heightened security concerns around the globe. This global economic and political instability could cause our revenue to decline or our costs to increase and have a material adverse effect on our business.

We are likely to experience fluctuations in operating results.

        We have in the past experienced substantial fluctuations in operating results, on a quarterly and an annual basis, and we expect these fluctuations will continue in the future. Our operating results will be affected by a number of factors, including, but not limited to:

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  The volume and timing of orders, particularly from OEM and other large customers;

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  The timing of shipments;

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  The timing of new product introductions, new technologies, and enhancements by us and by our competitors;

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  Changes in product or distribution channel mixes;

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  Changes in pricing policies or price reductions;

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  Competition and price reductions by competitors;

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  The availability and cost of supplies and components;

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  Sales and marketing expenses related to entering into new markets, introducing new products, new technologies, and retaining current OEM and other large customers; and

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  Fluctuations in sales of servers due to changes in economic conditions or capital spending levels.

        Our operating results will be affected by seasonal trends, by general conditions in the server market, and by general economic conditions. We have experienced, and we expect to continue to experience, some degree of seasonality due to customer buying cycles. We believe that the third and fourth quarters will generally have higher net sales levels due to customer budgeting and procurement cycles, which may depress net sales in other quarters. In the past, revenue in our fourth quarter of each year has typically been higher than revenue in prior quarters for the year. In addition, we typically see a sequential decline in revenue from the fourth quarter of a year to the first quarter of the following year. While it is difficult to predict revenue in any quarter, we expect that this pattern will continue in the future.

        Because our business and operating results depend to a significant extent on the general conditions in the server market, any adverse change in the server market due to adverse economic conditions, declining capital spending levels, or other factors could have a material adverse effect on our business, financial condition, and results of operations. In addition, we continue to see industry-wide initiatives by OEMs and by distributors and resellers to reduce their inventories and to shorten their lead times, thereby reducing early commitments to firm orders by our major OEM and our distributor and reseller customers.

        We believe that quarter-to-quarter comparisons of our historical financial results are not meaningful indicators of our future operating results, and you should not rely on them as an indication of our future performance. If our quarterly operating results fail to meet the expectations of equity research analysts, the price of our common stock could be negatively affected.

A substantial portion of our business consists of sales to OEM customers, which vary significantly from quarter to quarter. A substantial drop in OEM sales could greatly harm our business.

        A substantial portion of our sales are to OEM customers. We have experienced, and we expect to continue to experience, period-to-period variability in sales to OEM customers. Any cancellation, rescheduling, or reduction of orders by OEM customers in the future could materially adversely affect our operating results. Although our OEM customers typically place orders for products up to several months prior to scheduled shipment dates, these orders are subject to cancellation. We use multiple warehouses for many of our OEM customers to fulfill their orders under a just-in-time inventory management system, which requires us to maintain sufficient inventory levels of our products at each of these warehouses to satisfy our OEMs anticipated customer demand, and we generally recognize revenue only when these OEM customers take possession of our products. We are required to plan production, order components, and undertake our manufacturing activities prior to the time that these orders become firm or the products are accepted. In addition, our OEM customers have requested, and are likely to continue to request from time to time, that we delay shipment dates or cancel orders for branded products that are subject to firm orders. Accordingly, our sales to OEMs for future quarters are increasingly difficult to predict. The inability to accurately predict the timing and volume of orders for our OEM customers during any given quarter could adversely affect operating results for that quarter and, potentially, for future quarters. If we underestimate sales, we will not be able to fill orders on a timely basis. This could cause customer dissatisfaction and loss of future business. If we overestimate sales, we will experience increased costs from inventory storage, waste, and obsolescence.

A substantial portion of our business consists of sales of branded products, which are difficult to forecast. Failure to accurately forecast these sales could lead to costly overproduction or product shortages.

        A substantial portion of our sales consists of sales of branded products. We expect these sales to increase in the future. If we succeed in increasing branded sales as a percentage of net sales, our quarterly sales and operating results will become more dependent upon the volume and timing of branded product orders received during the quarter. Because many customers of our branded products typically place orders shortly before their requested shipment date, revenues from branded sales are difficult to forecast. With continued industry-wide initiatives by distributors and resellers to reduce their inventories and to shorten their lead times, our major distributor and reseller customers are reducing early commitments to firm orders. Furthermore, many purchasers typically require prompt delivery of products. This results in a limited backlog of orders for these products and requires us to maintain sufficient inventory levels to satisfy anticipated customer demand. The inability to accurately forecast the timing and volume of orders for branded products during any given quarter could adversely affect operating results for such quarter and, potentially, for future periods. If we underestimate sales, we will not be able to fill orders on a timely basis. This could cause customer dissatisfaction and loss of future business. If we overestimate sales, we will experience increased costs from inventory storage, waste, and obsolescence.

Our gross margins are expected to vary and may decline.

        Gross margins may vary or decline from period-to-period depending on a number of factors, including:

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  The ratio of OEM sales to branded sales, since OEM sales typically have lower gross margins than branded sales;

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  Product mix, because sales of some of our products and technologies will have lower gross margins than sales of other products;

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  Raw materials, freight, and labor costs;

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  New product introductions by us and by our competitors; and

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  The level of outsourcing of our manufacturing and assembly services.

        We expect our gross margins to vary and may decline in the future primarily due to increased competition and the introduction of new products and technologies that may affect product prices.

Our products are subject to warranty claims and returns. Increased warranty claims or returns could harm our business.

        We typically offer a 30-day unconditional money-back guarantee on our products. We also offer warranties for parts and service on all our products, ranging from one to three years (and, in the case of some of our Equinox branded products, five years). Although our historical return experience has not been significant, our returns may increase in the future. An increase in returns would have an adverse effect on our sales and could negatively affect our financial results.

Intense competition from new and existing competitors could impair our ability to grow our business and sell our products.

        The markets for our products and technologies are highly fragmented and intensely competitive. Increased competition from both hardware and software products could result in price reductions and loss of sales, which would materially harm our business. Our business is becoming increasingly sensitive to new product introductions, price changes, and marketing efforts by competitors. Accordingly, our future success will be highly dependent upon timely completion and introduction of new products and technologies and product and technological features at competitive prices and performance levels that address the evolving needs of our customers. We are continue to experience price competition and increased customer sensitivity to product prices, and pricing pressures may increase in the future. Because of this competition, we may not be successful in gaining additional OEM or server manufacturer customers.

        We compete for sales of switching systems and extension products with companies such as Raritan Computer, Rose Electronics, Minicom Advanced Systems, Agilent, Aten International, CompuCable Mfg. Group, Belkin, Linksys, and Digital V6. We also face competition from software providers, who are able to offer software solutions at a much lower cost or even bundled for free, and from server manufacturers (including our OEM customers), who are able to offer their competitive technology or products at the time of the server sale. These software and hardware solutions address many of the problems our switching systems, extension products, and remote access products are designed to address.

        Current and potential competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements or to devote greater resources to the development, promotion, and sale of their products and technologies than we do. In addition, current and potential competitors have established or may establish cooperative relationships among themselves or with third parties that enhance the ability of their products to address the needs of our prospective customers. We may not be able to compete successfully against current and future competitors and competitive pressure may materially harm our business.

        Certain of our customers, such as Dell, Hewlett-Packard, IBM, and Microsoft, presently offer competitive hardware and/or software products, technologies, and solutions that address many of the problems our products and technologies address. These customers could decide to manufacture their own switching or remote access products, enhance their own internally-developed switching solutions or technologies, or offer products or technologies supplied by competitors. Companies with hardware manufacturing experience or network management products, many of which are substantially larger than we are and have significantly more financial resources, also offer products or technologies that compete with us. Established companies with hardware manufacturing or network management experience (such as Intel or Cisco) could also offer new products, new technologies, or new solutions that compete with our products and technologies.

Our failure to respond to rapid technological change or to introduce successful new products and technologies may result in lost sales and revenue which would impair our operating results.

        Sales of switching, extension, and remote access products and technologies are characterized by rapid technological advances, frequent new product introductions and enhancements, and significant price competition. If we do not keep pace with these changes, we will lose customers, and our business will be adversely affected. The introduction of products or technologies incorporating superior alternatives such as switching software, the emergence of new industry standards, or changes in pricing structure could render existing products and technologies and those under development obsolete or unmarketable. New technologies offered by us or our competitors could compete with our existing products at a lower price which would reduce our revenue.

        Our products combine components, such as printed circuit boards, connectors, semiconductors, memory, cable assemblies, power supplies and enclosures, that are manufactured by other companies and are generally available to competitors and potential competitors. Our future success will depend in large part upon continued innovative application of such commercially available components, together with continued enhancements to our proprietary software, firmware and other technologies, to the expansion and enhancement of existing products and technologies and the development and introduction of new products and technologies that address changing customer needs on a cost-effective and timely basis. If we fail to respond on a timely basis to technological developments, changes in industry standards, customer requirements, or software innovations, we will lose customers, and our business will be greatly harmed. Similar results could occur if we experience significant delays in the development or introduction of new products or technologies.

        Due to our significant reliance on OEM relationships, our development efforts may often be focused on developing new products, technologies, or enhancements for OEM customers. As a result, our OEM relationships may negatively affect our ability to develop new and enhanced products and technologies for our non-OEM customers. Moreover, these new products, technologies, or enhancements for OEM customers may not be available to, or readily marketable to, other customers without significant modification and delay. The termination or significant disruption of our relationship with certain OEMs or other customers for whom we devote significant product development resources is likely to result in lost opportunities with respect to the development of products, technologies, or enhancements for our other customers.

We are dependent upon suppliers and outsourced manufacturing. Disruption of our access to these supplies and services, or problems with the quality of supplies or services, could prevent us from filling customer orders and harm our business.

        The principal components of our products are electronic components, power supplies, semiconductors, memory, cable assemblies, line filters, enclosures, and printed circuit boards, all of which are purchased from outside vendors. We generally buy components under purchase orders and generally do not have long-term agreements with our suppliers. Also, we generally do not maintain large inventories of components. Any termination of, or significant disruption of, our relationships with the suppliers of our product components may prevent us from filling customer orders in a timely manner which could result in customer dissatisfaction and lost sales.

        We have occasionally experienced, and we may in the future experience, delays in delivery of components. Although alternate suppliers are available for most of the components and services needed to produce our products, the number of suppliers of some components is limited, and qualifying a replacement supplier and receiving components from alternate suppliers could take several months.

        We depend upon suppliers to deliver components that are free from defects, competitive in functionality and cost and in compliance with specifications and delivery schedules. Disruption in supply, a significant increase in the cost of one or more components, failure of a third party supplier to remain competitive in functionality or price, or the failure of a supplier to comply with any of our procurement needs could delay or interrupt our ability to manufacture and deliver our products to customers on a timely basis, thereby adversely affecting our business, financial condition, and results of operations.

        We rely on third party manufacturers for subassembly of products and for final assembly, quality assurance, and testing of some of our products. These outsourcing arrangements and any future outsourcing arrangements involve numerous risks, including reduced control over product quality, delivery schedules, manufacturing yields, and costs. Moreover, although arrangements with such manufacturers may contain provisions for warranty obligations on the part of such manufacturers, we are primarily responsible to our customers for warranty obligations.

We will need to expand sales through distributors and resellers in order to develop our business and increase revenue.

        We expect to rely increasingly on distributors and resellers, VARs, and systems integrators for the distribution and sale of our branded products. Our strategy contemplates the expansion of our distributor and reseller network both domestically and internationally. Our future success will depend in part on our ability to attract, train and motivate new distributors and resellers and expand our relationships with current distributors and resellers. We may not be successful in expanding our distributor and reseller relationships. We will be required to invest significant additional resources in order to expand these relationships, and the cost of this investment may exceed the margins generated from this investment.

Distributor and reseller sales have lower margins than direct sales and do not provide for commitments for future sales.

        We provide and expect to continue to provide discounts and other special pricing arrangements to our distributors and resellers. As a result of these discounts and other arrangements, gross margins on sales through distributors and resellers are lower than gross margins on direct sales. In addition, our distributors and resellers often have significant rights of return, and in the future, these returns may have a material adverse effect on our business, financial condition, and results of operations.

        Our agreements with our distributors and resellers are generally nonexclusive and may be terminated on short notice by either party without cause. These distributors and resellers are not obligated to purchase products from us and frequently offer products of several different manufacturers, including competitors' products. These distributors and resellers may give higher priority to the sale of our competitors' products. A reduction in sales efforts by our resellers could lead to a reduction in our sales and could materially adversely affect our business, financial condition, and results of operations.

Executive officers and other key personnel may depart, which could harm our ability to grow the business.

        We are greatly dependent on the ability to retain key management and technical personnel, and our future success is highly dependent upon the personal efforts of our management and technical personnel. The loss of services of any one of them could have a material adverse effect on our business, financial condition, and results of operations. Many of our key management and technical personnel were awarded stock options with exercise prices that are above the current trading price of our common stock and therefore currently have little value. We may need to grant new options or other forms of compensation to these employees in the future in order to provide new incentive and thus retain them. Our success will also be dependent in part upon our ability to attract, retain, and motivate highly skilled employees. Competition for employees with the skills required, particularly engineering and other technical personnel, is intense, and there can be no assurance that we will be able to attract and retain highly skilled employees in sufficient numbers to sustain our current business or to support future growth. We may need to offer additional compensation or incentives to attract and retain these and other employees.

Difficulties encountered during changing economic conditions could adversely affect our results of operations.

        For the last several years, we have experienced rapid revenue and customer growth and expansion in the number of employees, product offerings, customers, operating locations, and suppliers. This growth has placed significant strain on our managerial, operational, and financial resources and resulted in new and increased responsibilities for management personnel. There can be no assurance that our management, personnel, systems, procedures, and controls are, or will be, adequate to support our existing and future operations or that we will continue to grow.

        Our ability to effectively manage during changing economic conditions will require us to continue to implement and improve our operational, financial, and information systems and internal controls and will likely require additional management personnel. In addition, we believe that we must continue to develop greater engineering, marketing, sales, and customer service capabilities in order to develop new products and technologies, secure new customers, and effectively serve the evolving needs of present and future customers. We may not be successful in strengthening these capabilities. Without adequate management, engineering, product development, marketing, sales, and customer service capabilities, our ability to effectively manage during changing economic conditions, expand and enhance our product lines, further penetrate existing markets, and develop new markets will be significantly limited. If we are unable to effectively manage during changing economic conditions, our business, financial condition, and results of operations could be materially adversely affected.

Implementation of our new ERP system could adversely affect our operations.

        In 2003, we undertook the implementation of a new enterprise resource planning system for our United States facilities. In 2004, we plan to implement the new ERP system in our international locations. The system is intended to provide us with more detailed information on a more timely basis so that we may improve our management of inventory, customer relationships, and operating expenses. We believe that the successful implementation of this system worldwide is important to our operations and for continued growth. The continued integration and conversion of information from our current systems to this new system, however, will significantly affect many aspects of our business, including our accounting, operations, purchasing, sales, marketing, and administrative functions. Accordingly, there is a great deal of risk involved in the integration and conversion process. If we were to experience difficulties or delays in the implementation of this new system, there could be an adverse effect on our ability to provide products to our customers on a timely basis, which would likely harm our operating results and relationships with our customers. Additionally, any integration difficulties or delays could delay the processing of our accounting and financial results. There can be no assurance that we would be able to correct any such difficulties or problems on a timely basis, and if not they could materially and adversely affect our business and operating results. Finally, there can be no assurance that, once successfully implemented worldwide, the new system will provide the intended benefits or that it will be adequate to support our operational needs.

We have limited protection of proprietary rights and face risks of third party infringements.

        Our future success is dependent in part upon our ability to protect proprietary rights in our products. We seek to protect our intellectual property rights by invoking the benefits of the patent, trademark, copyright, trade secret, and unfair competition laws of the United States. These laws, however, afford only limited protection. There can be no assurance that the steps we have taken to protect our intellectual property rights, or that the steps we take in the future, will be adequate to prevent misappropriation of our intellectual property or technologies or that our competitors will not independently develop proprietary or other technologies that are substantially equivalent or superior to our products or technologies.

        The U.S. Patent and Trademark Office has issued several patents to us for various aspects of our products. We have various corresponding patent applications pending under the provisions of the Patent Cooperation Treaty, which permits the filing of corresponding foreign patent applications in numerous foreign countries within a limited time period. We also have other United States and foreign patent applications pending. There can be no assurance that any additional patents will be issued from any of those pending applications or that any patents will be issued in any additional countries where our products can be sold. Also, claims allowed in our patents or in any pending patent applications may not be of sufficient scope or strength for, or provide meaningful protection or any commercial advantage to us. Also, competitors may develop their own intellectual property or technologies, obtain their own patents, or challenge the validity of, or be able to design around, our patents. The laws of certain foreign countries in which our products are or may be developed, manufactured, or sold may not protect our products or intellectual property rights to the same extent as do the laws of the United States and thus increase the likelihood of piracy of our technologies and products.

        In May 2001, we filed a complaint for patent infringement in the United States District Court for the Southern District of New York against Raritan Computer Inc. The Raritan complaint sought injunctive relief, damages, attorney's fees and costs under three of our patents. After a seven-day bench trial in New York in January 2002, U.S. District Judge Milton Pollack found that there was no infringement of our patents by Raritan and ordered that judgment be entered in favor of Raritan. We appealed that judgment, and in April 2003, the United States Court of Appeals for the Federal Circuit issued its ruling on our appeal in this patent litigation. The Court of Appeals ruled in our favor by vacating the non-infringement decision of the District Court for the Southern District of New York and remanding the case for further proceedings consistent with the Court of Appeals' opinion. In September 2003, Raritan petitioned the United States Supreme Court for a Writ of Certiorari to review the Court of Appeals decision, and we filed our opposition to the petition in November 2003. Raritan's petition was denied by the Supreme Court in December 2003, and the case in now back before the United States District Court for the Southern District of New York.

        In October 2003, we filed a complaint for patent infringement in the United States District Court for the Northern District of Alabama against ClearCube Technology, Inc. The ClearCube complaint seeks injunctive relief, damages, attorneys' fees, and costs under three Avocent patents. ClearCube has filed counterclaims alleging non-infringement, unenforceability, invalidity, and misuse of the Avocent patents.

        We may initiate claims or litigation against other third parties for infringement of proprietary rights or to establish the validity of proprietary rights. Similarly, our competitors may initiate claims or litigation against us alleging infringement of their proprietary rights or improper use of their intellectual property. Existing litigation, and any other litigation relating to intellectual property to which we become a party, is subject to numerous risks and uncertainties, including the risk of counterclaims or other litigation against us, and we may not be successful in any such litigation. Litigation is expensive, and the existing litigation or any other litigation by or against us could result in significant additional expense and divert the efforts of technical and management personnel, whether or not such litigation results in a favorable determination. In the event of an adverse result in any such litigation, we could be required to pay substantial damages, suspend or cease the manufacture, use, and sale of any infringing products, expend significant resources to develop non-infringing technology, discontinue the use of certain processes, or obtain licenses to the infringing technology. There can be no assurance that we would be successful in such development or that such licenses would be available on reasonable terms, or at all, and any such development or license could require us to expend substantial time and other resources. In the event that any third party makes a successful claim against us, or our customers, and a license is not made available on commercially reasonable terms, our business, financial condition, and results of operations could be adversely affected.

        The network server, electronics, and related industries are characterized by vigorous pursuit and protection of intellectual property rights or positions, which has resulted in significant and often protracted and expensive litigation. We have in the past been, and we may from time to time in the future be, a party in proceedings alleging infringement of intellectual property rights owned by third parties. If necessary or desirable, we may seek licenses under such intellectual property rights. However, licenses may not be offered on terms acceptable to us, or at all. The failure to obtain a license from a third party for technology used by us could cause us to incur substantial liabilities and to suspend or cease the manufacture of products requiring such technology. Additionally, current or future competitors could obtain patents that may prevent us from developing or selling our products.

We must meet the increased demands on customer service operations or customer satisfaction and sales could suffer.

        Continued growth of our sales is likely to be accompanied by increasing demands on customer service operations. As a result of our commitment to a high level of customer service, we will need to invest significant resources in the maintenance and improvement of our customer service resources. Any failure to maintain adequate customer service could cause customer dissatisfaction, result in reduced sales of products and, accordingly, materially adversely affect our business, financial condition, and results of operations.

If we are unable to successfully develop our international distribution networks and international sales efforts, results of operations may suffer.

        We have to develop, integrate, and expand our international distribution networks in an effort to increase international sales of switching, extension, remote access, and other products. We may not be successful in developing or expanding the international distribution network or in marketing and selling products in foreign markets. If the revenues generated by our international sales are not adequate to recover the expense of establishing, expanding, and maintaining an international distribution network, our business, financial condition, and results of operations could be materially adversely affected. If international sales become a more significant component of net sales, our business could become more vulnerable to the risks inherent in doing business on an international level, including:

  •
  Difficulties in managing foreign resellers;

  •
  Longer payment cycles and problems in collecting accounts receivable;

  •
  The effects of seasonal customer demand;

  •
  Changes in regulatory requirements;

  •
  Difficulties in meeting the requirements of different international product regulations;

  •
  Risks relating to intellectual property rights;

  •
  The impact on our marketing expenses and our R&D resources as we localize our product offerings to meet local user requirements such as language translations and hardware compatibility issues;

  •
  Export restrictions, tariffs and other trade barriers;

  •
  Fluctuations in currency exchange rates; and

  •
  Potentially adverse tax consequences and political instability.

        The existence or occurrence of any one of these factors could have a material adverse effect on our business, financial condition, and results of operations.

Fluctuations in the value of foreign currencies could result in currency exchange losses.

        Currently, a majority of our international business is conducted in U.S. dollars. However, as we expand our international operations, it is likely that international business will increasingly be conducted in foreign currencies. In particular, the introduction of the euro has led many of our European customers to request or insist that our sales to them be denominated in euros instead of U.S. dollars. Fluctuations in the value of foreign currencies relative to the U.S. dollar have caused, and are expected to increasingly cause, currency translation gains and losses. While we attempt to hedge our foreign currency exposure, we cannot predict the effect of exchange rate fluctuations upon future quarterly and annual operating results, and we may experience currency losses in the future.

We have acquired, and expect to continue to acquire, technologies and companies that could disrupt our business or expose us to other risks.

        A key component of our engineering and product development strategy is the acquisition of technologies and companies. We acquired Equinox Systems Inc. in early 2001, 2C Computing, Inc. in the third quarter of 2002, Soronti, Inc. in the fourth quarter of 2003, Crystal Link Technologies Inc. in the first quarter of 2004, and OSA Technologies, Inc. in the second quarter of 2004. We intend to continue to execute our strategy through the acquisition of technologies or companies or through investments in complementary companies, products, or technologies, and it is likely we will complete such acquisitions or investments in the future. These acquisitions and investments involve many risks, including the following:

  •
  Difficulty assimilating the acquired company's personnel, technologies, products, and operations;

  •
  Diversion of management's attention;

  •
  Difficulty in entering into new markets or geographical areas in which we have no or limited direct experience and where our competitors may have stronger market positions;

  •
  Loss of key personnel;

  •
  Difficulty in completing projects associated with acquired in-process research and development;

  •
  Incurring amortization expense related to certain intangible assets and recording goodwill and non-amortizable assets that will be subject to impairment testing and possible impairment charges;

  •
  Dilution of existing stockholders as a result of issuing equity securities, including the assumption of any stock options issued by the acquired company;

  •
  Overpayment for any acquisition or investment;

  •
  Assumption of liabilities of the acquired company, including any potential intellectual property infringement claims; and

  •
  Incurring substantial write-offs, restructuring charges, and transactional expenses.

        Our failure to manage these risks and challenges could materially harm our business, financial condition, and results of operations. Further, if we do not successfully address these challenges in a timely manner, we may not fully realize all of the anticipated benefits or synergies on which the value of a transaction was based. Future transactions could cause our financial results to differ from expectations of market analysts or investors for any given quarter.

Provisions in our charter documents and in Delaware law may discourage potential acquisition bids for us and may prevent changes in management that stockholders may favor.

        Provisions in our charter documents could discourage potential acquisition proposals and could delay or prevent a change in control transaction that stockholders may favor. These provisions could have the effect of discouraging others from making tender offers for shares, and as a result, these provisions may prevent the market price of our common stock from reflecting the effects of actual or rumored takeover attempts and may prevent stockholders from reselling their shares at or above the price at which they purchased their shares. These provisions may also prevent changes in management that stockholders may favor. Our charter documents do not permit stockholders to act by written consent, limit the ability of stockholders to call a stockholders meeting, and provide for a classified board of directors, which means stockholders can only elect, or remove, a limited number of directors in any given year. Furthermore, the board of directors has the authority to issue up to five million shares of preferred stock in one or more series. The board of directors can fix the price, rights, preferences, privileges and restrictions of such preferred stock without any further vote or action by our stockholders. The issuance of shares of preferred stock may delay or prevent a change in control transaction without further action by our stockholders.

        In addition, Delaware law may inhibit potential acquisition bids for us. Delaware law prevents certain Delaware corporations, including Avocent, from engaging, under certain circumstances, in a business combination with any interested stockholder for three years following the date that such stockholder became an interested stockholder.

Our stock will likely be subject to substantial price and volume fluctuations which may prevent stockholders from reselling their shares at or above the price at which they purchased their shares.

        Fluctuations in the price and trading volume of our common stock may prevent stockholders from reselling their shares above the price at which they purchased their shares. Stock prices and trading volumes for many technology companies fluctuate widely for a number of reasons, including some reasons which may be unrelated to their businesses or results of operations. This market volatility, as well as general domestic or international economic, market and political conditions, could materially adversely affect the market price of our common stock without regard to operating performance. In addition, if our operating results were to be below the expectations of public market analysts and investors, the market price of our common stock would likely decrease significantly.

USE OF PROCEEDS

        We will not receive any proceeds from the sale of the shares of common stock to be sold by the selling stockholders pursuant to this prospectus.

SELLING STOCKHOLDERS

        The shares of common stock to be sold by the selling stockholders pursuant to this prospectus represent shares issued to the selling stockholders by us in connection with our acquisitions of Soronti, Inc., Crystal Link Technologies, Inc., and OSA Technologies, Inc. The following table sets forth the aggregate number of shares of common stock held by each selling stockholder and the aggregate number of shares of common stock offered by each selling stockholder. No individual selling stockholder holds more than 1% of our outstanding common stock, therefore only selling stockholder groups are shown in the table below.

Selling Stockholders	Number of shares beneficially owned prior to offering	Percentage of Avocent outstanding stock prior to offering	Number of shares being offered	Number of shares beneficially owned after offering
Former Soronti stockholders, as a group	30,744	*	30,744	0
Former Crystal Link Technologies stockholders, as a group	106,838	*	106,838	0
Former OSA Technologies stockholders:
Former executive officers of OSA Technologies, as a group	233,822	*	233,822	0
Former corporate investors of OSA Technologies, as a group	144,325	*	144,325	0
Largest seven former venture capital fund investors of OSA Technologies, as a group	427,533	*	427,533	0
Other OSA Technologies stockholders, as a group	423,377	*	423,377	0

Totals	1,366,639	2.86%	1,366,639	0

*
less than 1%

PLAN OF DISTRIBUTION

        The shares covered by this prospectus may be offered and sold from time to time by the selling stockholders except that, in some cases, selling stockholders have contractually agreed not to offer or sell any of their shares for a specified period of time. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. The selling stockholders may sell the shares being offered hereby on the Nasdaq National Market, or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or at negotiated prices. Shares may be sold by one or more of the following means of distribution:

  •
  Block trades in which the broker-dealer so engaged will attempt to sell such shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

  •
  Purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

  •
  Over-the-counter distributions in accordance with the rules of the Nasdaq National Market;

  •
  Ordinary brokerage transactions and transactions in which the broker solicits purchasers; and

  •
  Privately negotiated transactions.

        To the extent required, this prospectus may be amended and supplemented from time to time to describe a specific plan of distribution. In connection with distributions of such shares or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of our common stock in the course of hedging the positions they assume with the selling stockholders. The selling stockholders may also sell our common stock short and redeliver the shares to close out such short positions. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of the shares offered hereby, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The selling stockholders may also pledge such shares to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of such pledged shares pursuant to this prospectus (as supplemented or amended to reflect such transaction). In addition, any such shares that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

        In effecting sales, brokers, dealers or agents engaged by the selling stockholders may arrange for other brokers or dealers to participate. Brokers, dealers or agents may receive commissions, discounts or concessions from the selling stockholders in amounts to be negotiated prior to the sale. Such brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act of 1933 in connection with such sales, and any such commissions, discounts or concessions may be deemed to be underwriting discounts or commissions under the Securities Act of 1933. We will pay all reasonable expenses incident to the registration of the shares being offered hereby other than any commissions and discounts of underwriters, dealers or agents.

        The securities laws of certain states may require that the shares being offered hereby be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, certain states may provide that such shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and there has been compliance thereof.

        We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Securities Exchange Act of 1934 may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, we will make copies of this prospectus available to the selling stockholder and have informed them of the need for delivery of copies of this prospectus to purchasers at or prior to the time of any sale of the shares offered hereby. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act of 1933.

        At the time a particular offer of shares is made, if required, a prospectus supplement will be distributed that will set forth the number of shares being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

        We have agreed to indemnify the selling stockholders and any persons controlling the selling stockholders against certain liabilities, including liabilities under the Securities Act of 1933. The selling stockholders have agreed to indemnify us and certain related persons against certain liabilities, including liabilities under the Securities Act of 1933.

        We have agreed with the selling stockholders to keep the registration statement of which this prospectus constitutes a part effective until each selling stockholder is able to sell all shares offered pursuant to this registration statement in a single three-month period in accordance with Rule 144 under the Securities Act of 1933.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

        The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information filed with the SEC will update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until the offering covered by this prospectus is completed.

  (1)
  Our Annual Report on Form 10-K for the year ended December 31, 2003;

  (2)
  Our Current Reports on Form 8-K dated January 9, 2004, March 29, 2004 and April 8, 2004; and

  (3)
  The description of Registrant's Common Stock contained in its registration statement on Form 8-A, filed May 9, 2000, pursuant to Section 12(g) of the Securities Exchange Act of 1934.

        All documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities registered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this prospectus and to be part hereof from the date of filing of such documents.

        You may request a copy of these filings, at no cost to you, by writing or telephoning us at the following address:

                      Investor Relations
                      4991 Corporate Drive
                      Huntsville, Alabama 35805
                      (256) 430-4000

        You should rely on the information incorporated by reference or provided in this prospectus or the prospectus supplement. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or the prospectus supplement is accurate as of any date other than the date on the front of the document.

LEGAL MATTERS

        Certain legal matters relating to the validity of the securities offered hereby will be passed upon for us by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Kirkland, Washington.

EXPERTS

        The consolidated financial statements incorporated in this prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 2003, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given upon the authority of said firm as experts in accounting and auditing.

1,366,639 Shares

AVOCENT CORPORATION

Common Stock

PROSPECTUS

                        , 2004

AVOCENT CORPORATION

REGISTRATION STATEMENT ON FORM S-3

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item Number

Item 14.    Other Expenses of Issuance and Distribution.

        The following table sets forth costs and expenses payable by us in connection with the sale and distribution of the securities being registered. All amounts except SEC fees are estimates.

Registration Statement—SEC	$6,485
Accounting fees	$10,000
Legal fees	$6,000
Miscellaneous	$2,515

Total	$25,000

Item 15.    Indemnification of Directors and Officers.

        Section 145 of the Delaware General Corporation Law permits a corporation to include in its charter documents, and in agreements between the corporation and its directors and officers, provisions expanding the scope of indemnification beyond that specifically provided by current law.

        Our Certificate of Incorporation and Bylaws provide for the indemnification of officers, directors and third parties acting on our behalf to the fullest extent permissible under the Delaware General Corporation law.

        We have entered into indemnification agreements with our directors and executive officers, in addition to the indemnification provided for in our Certificate of Incorporation and Bylaws, and we intend to enter into indemnification agreements with any new directors and executive officers in the future.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to our directors, officers or controlling persons pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is therefore unenforceable.

Item 16.    Exhibits.

Exhibit Number
5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.
23.1	Consent of PricewaterhouseCoopers LLP, independent accountants.
23.2	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1).
24.1	Power of Attorney (included on signature page).

Item 17.    Undertakings.

        The undersigned registrant hereby undertakes:

        (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

        (2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Huntsville, State of Alabama, on the 12th day of April, 2004.

AVOCENT CORPORATION
By:	/s/ JOHN R. COOPER John R. Cooper President and Chief Executive Officer

SIGNATURES AND POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS:

        That the undersigned officers and directors of Avocent Corporation do hereby constitute and appoint Douglas E. Pritchett, Samuel F. Saracino, and Doyle C. Weeks, and each of them, the lawful attorney and agent with power and authority to do any and all acts and things and to execute any and all amendments to this registration statement on Form S-3 (including post-effective amendments or any abbreviated registration statement and any amendments thereto filed pursuant to Rule 462(b) increasing the number of securities for which registration is sought), and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ JOHN R. COOPER John R. Cooper	President, Chief Executive Officer, Chairman of the Board of Directors (Principal Executive Officer)	April 12, 2004
/s/ DOUGLAS E. PRITCHETT Douglas E. Pritchett	Senior Vice President of Finance, Chief Financial Officer, Treasurer, and Assistant Secretary (Principal Financial Officer)	April 12, 2004
/s/ EDWARD H. BLANKENSHIP Edward H. Blankenship	Vice President of Accounting and Chief Accounting Officer (Principal Accounting Officer)	April 12, 2004
/s/ HAROLD D. COPPERMAN Harold D. Copperman	Director	April 12, 2004
/s/ FRANCIS A. DRAMIS, JR. Francis A. Dramis, Jr.	Director	April 12, 2004

/s/ EDWIN L. HARPER Edwin L. Harper	Director	April 12, 2004
/s/ WILLIAM H. MCALEER William H. McAleer	Director	April 12, 2004
/s/ STEPHEN F. THORNTON Stephen F. Thornton	Director	April 12, 2004
/s/ DAVID P. VIEAU David P. Vieau	Director	April 12, 2004
/s/ DOYLE C. WEEKS Doyle C. Weeks	Director	April 12, 2004

INDEX TO EXHIBITS

Exhibit Number
5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.
23.1	Consent of PricewaterhouseCoopers LLP, independent accountants.
23.2	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1).
24.1	Power of Attorney (included on signature page).

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TABLE OF CONTENTS
WHERE YOU CAN FIND MORE INFORMATION
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
AVOCENT CORPORATION
FACTORS THAT MAY AFFECT FUTURE RESULTS
USE OF PROCEEDS
SELLING STOCKHOLDERS
PLAN OF DISTRIBUTION
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
LEGAL MATTERS
EXPERTS
AVOCENT CORPORATION REGISTRATION STATEMENT ON FORM S-3 PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
SIGNATURES AND POWER OF ATTORNEY
INDEX TO EXHIBITS